Exhibit 99.2

For Further Information Contact:
Brian Ziel, (408) 658-1540
brian.ziel@seagate.com
SEAGATE

Brad Driver, (510) 687-5260
brad_driver@xyratex.com
XYRATEX

SEAGATE TECHNOLOGY TO ACQUIRE XYRATEX LTD

Strengthens Capital Integration Strategy with Addition of Xyratex’s HDD Test Business

Expands Storage Portfolio with Acquisition of Xyratex’s Storage Systems Business

CUPERTINO, CA and HAVANT, UK — December 23, 2013 — Seagate Technology plc (NASDAQ: STX), a world leader in storage solutions, and Xyratex Ltd (NASDAQ: XRTX), a leading provider of data storage technology, today announced that they have entered into a definitive agreement under which Seagate will acquire all outstanding shares of Xyratex in an all-cash transaction valued at $13.25 per share, or a total of approximately $374 million, including approximately $80 million in cash on Xyratex’s balance sheet as of August 31, 2013. The consideration represents a premium of approximately 27% per share over Xyratex’s stock price at the close of trading on December 20, 2013.

Xyratex has developed a leading hard disk drive (“HDD”) capital test equipment business. The acquisition of this business will further strengthen Seagate’s vertically integrated supply and manufacturing chain for disk drives and ensure uninterrupted access to important capital equipment. The acquisition also expands Seagate’s storage solutions portfolio by adding Xyratex’s industry-leading enterprise data storage systems and high-performance computing business. Seagate will operate this business as standalone entity and will focus on opportunities to improve and expand the business.

“This is a strategically important acquisition for Seagate as we continue to focus on delivering best-in-class storage solutions for our customers,” said Dave Mosley, President of Operations and Technology at Seagate. “As the average capacity per drive increases to multi-terabytes, the time to test these drives increases dramatically. Therefore, access to world-class test equipment becomes an increasingly strategic capability. As a premier provider of HDD testing equipment, Xyratex is an important partner and we are excited to integrate these important capabilities which will considerably streamline our supply and manufacturing chain for our core HDD business. We are also pleased to acquire Xyratex’s storage systems and high-performance computing business, which provides us additional opportunities to serve our customers with a broader array of storage solutions.”

“Xyratex is very pleased to become a part of Seagate’s industry-leading organization,” said Ernie Sampias, Chief Executive Officer of Xyratex. “Seagate shares our commitment to innovation and the critical role that test plays in providing the best storage products at the lowest possible cost. After a thorough strategic review process in which we evaluated a wide range of alternatives, the Xyratex Board of Directors determined that this all-cash transaction with Seagate maximizes shareholder value through an attractive premium, and also affirms the significant value that our employees have created.”

The transaction has been approved by Xyratex’s Board of Directors and is subject to customary closing conditions, including review by regulatory bodies and approval by Xyratex shareholders. Baker Street Capital, Xyratex’s largest shareholder, has agreed to vote its shares in favor of the transaction. The transaction is currently expected to close in mid-calendar year 2014. Seagate expects to finance the transaction from existing cash balances and the transaction is not subject to any financing conditions.

Seagate currently expects the transaction to be neutral to Seagate’s earnings per share in its fiscal year 2015. Seagate expects positive cash flow immediately following the transaction and expects revenue contribution to be between $500-$600 million in its fiscal year 2015.

Allen & Company LLC served as financial advisor and Wilson Sonsini Goodrich & Rosati served as primary legal advisor to Seagate in connection with the transaction. Credit Suisse served as financial advisor and Latham & Watkins LLP served as legal advisor to Xyratex.

About Seagate

Seagate is a world leader in hard disk drives and storage solutions. Learn more at www.Seagate.com.

About Xyratex

Xyratex is a leading provider of data storage technology, including modular solutions for the enterprise data storage industry and hard disk drive (HDD) capital equipment for the HDD industry. Xyratex enterprise data storage platforms provide a range of advanced, scalable data storage solutions for the Original Equipment Manufacturer and High Performance Computing communities. As the largest capital equipment supplier to the HDD industry, Xyratex enables disk drive manufacturers and their component suppliers to meet today’s technology and productivity requirements. Xyratex has over 25 years of experience in research and development relating to disk drives, storage systems and manufacturing process technology. Founded in 1994 in an MBO from IBM, and with headquarters in the United Kingdom, Xyratex has an established global base with R&D and operational facilities in North America, Asia and Europe.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended, including, in particular, statements about our plans, strategies and prospects and estimates of industry growth for the fiscal quarter ending December 27, 2013 and beyond. These statements identify prospective information and include words such as “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “projects” and similar expressions. These forward-looking statements are based on information available to the Company as of the date of this press release and are based on management’s current views and assumptions. These forward-looking statements are conditioned upon and also involve a number of known and unknown risks, uncertainties, and other factors that could cause actual results, performance or events to differ materially from those anticipated by these forward-looking statements. Such risks, uncertainties, and other factors may be beyond the Company’s control and may pose a risk to the Company’s operating and financial condition. Such risks and uncertainties include, but are not limited to:  the uncertainty in global economic conditions, as consumers and businesses may defer purchases in response to tighter credit and financial news; the impact of the variable demand and adverse pricing environment for disk drives, particularly in view of current business and economic conditions; dependence on the Company’s ability to successfully qualify, manufacture and sell its disk drive products in increasing volumes on a cost-effective basis and with acceptable quality, particularly the new disk drive products with lower cost structures; the impact of competitive product announcements; possible excess industry supply with respect to particular disk drive products; and the Company’s ability to achieve projected cost savings in connection with restructuring plans. Information concerning risks, uncertainties and other factors that could cause results to differ materially from the expectations described in this press release is contained in the Company’s Quarterly Report on Form 10-Q filed with the U.S. Securities and Exchange Commission (the “SEC”) on October 29, 2013 and the Company’s Annual Report on Form 10-K filed with the SEC on August 7, 2013, the “Risk Factors” section of which is incorporated into this press release by reference. These forward-looking statements should not be relied upon as representing the Company’s views as of any subsequent date and the Company undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date they were made.

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